Individual Flexible Purchase Payment Variable Deferred
                                Annuity Contract

This contract is issued in consideration of the payment of the initial Purchase Payment. This is a variable annuity contract with Annuity Payments and Contract Values increasing or decreasing depending on the experience of the Variable Account shown in the Contract Schedule. We will make Annuity Payments as set forth in this contract beginning on the Income Date. Benefits available under this contract are not less than those required by statute of the state in which this contract is delivered.

Signed for the Company at its home office on the Issue Date.

             [/s/ Suzanne J. Pepin]         [/s/ Mark Zesbaugh]
              Suzanne J. Pepin                 Mark Zesbaugh
      Senior Vice President, Secretary,         President
          and Chief Legal Officer


RIGHT TO EXAMINE: This contract may be returned within 10 days after you receive it. It can be mailed or delivered to either us or the representative who sold it. Return of this contract by mail is effective on being postmarked, properly addressed and postage prepaid. The returned contract will be treated as if we had never issued it. We will promptly refund the Contract Value in states where permitted. This may be more or less than the Purchase Payments.

We have the right to allocate Purchase Payments to the Money Market Investment Option until the expiration of the Right to Examine period. If we so allocate Purchase Payments, we will refund the greater of the Purchase Payments less any withdrawals, or the Contract Value.


             This is a legal contract between you and the Company.

                          READ YOUR CONTRACT CAREFULLY

                ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
                           [5701 Golden Hills Drive]
                          [Minneapolis, MN 55416-1297]

L40527

                          GUIDE TO CONTRACT PROVISIONS
--------------------------------------------------------------------------------

              Contract Schedule..........................3
              Definitions............................ 4, 5
              Ownership..................................6
              Purchase Payments..........................7
              Variable Account.....................7, 8, 9
                     Variable Account
                     Accumulation Unit Value
                     Mortality and Expense Risk Charge
                     Contract Value
                     Transfers
                     Suspension or Deferral of Payments
              Withdrawals................................9
              Annuity Provisions................10, 11, 12
              Death Benefit.........................13, 14
              General Provisions........................15
                     Misstatement of Age or Gender/Sex
                     Income Date
L40527

DEFINITIONS
--------------------------------------------------------------------------------
This section provides the meaning of special terms used throughout this contract. Most of these terms are capitalized throughout this contract to help you easily recognize them. Provision titles, section titles, and terms used in the Contract Schedule are also capitalized for your convenience.

Company
Allianz Life Insurance Company of North America. The terms we, our, and us also refer to the Company.

Owner
The person(s) or non-individual entitled to the ownership rights stated in this contract. The terms you and your also refer to the Owner.

Accumulation Phase
The period of time before you elect to apply the entire Contract Value to Annuity Payments. You may make additional Purchase Payments during this time.

Accumulation Portion
The part of the contract that is in the Accumulation Phase. The Accumulation Portion begins on the Issue Date and ends upon the earliest of: (a) the Business Day before the Income Date if you take a full Annuitization; or (b) termination of the contract.

Accumulation Unit
The units into which we convert amounts invested in the subaccount of your selected Investment Options during the Accumulation Phase.

Adjusted Contract Value
The Contract Value less any deduction made that is an amount equal to the applicable Premium Tax paid by the Company. Age The Annuitants age on his or her last birthday unless otherwise specified.

Annuitant
The natural person upon whose continuation of life any Annuity Payments involving life contingencies are based. The Annuitant is the person designated by the Owner. The Annuitant is shown in the Contract Schedule.

Annuity Option
An arrangement under which Traditional Annuity Payments are made under this contract.

Annuity Payments
The series of payments made to you or any named Payee after any Income Date.

Annuity Phase
The period of time beginning on the first Income Date during which Annuity Payments are made.

Annuity Unit
The units into which we convert amounts invested in the subaccount of your selected Investment Options during the Annuity Phase if we make Traditional Annuity Payments.

Assumed Investment Return (AIR)
The investment return upon which we base the Traditional Annuity Payments.

Authorized Request
A request in a form that is satisfactory to the Company. This request must be received by the Service Center.

Beneficiary
The person(s) or entity(ies) to whom we will pay the death benefit under this contract. The Beneficiary is named in the application, or as later changed with an Authorized Request, or upon the death of a Joint Owner. In the event that a Joint Owner becomes the Beneficiary, their rights take precedence over any primary and contingent Beneficiary(ies) previously named.

Business Day
Any day that the New York Stock Exchange is open for trading.

Contract Anniversary
A 12-month anniversary of the Issue Date of this contract. Any contract functions that are scheduled to occur on a Contract Anniversary will occur on the next Business Day if the Contract Anniversary does not occur on a Business Day.



                                       4
L40527

--------------------------------------------------------------------------------

Contract Value
The Contract Value for any Valuation Period is equal to the total dollar value accumulated under this contract in the subaccounts for each of the Investment Options.

Contract Year
A period of 12 consecutive months. The first Contract Year begins on the Issue Date, and subsequent Contract Years begin on the Contract Anniversary. All Contract Years end on the day before the next Contract Anniversary.

Full Annuitizaton
The application of all of the Contract Value to variable Annuity Payments according to the Annuity Options in this contract and/or any attached endorsements or riders.

Income Date
A date variable Annuity Payments begin. This date must be the first or the 15th day of a calendar month. Because this contract allows for Partial Annuitizations you may have multiple Income Dates.

Investment Options
The investment choices available under the Variable Account. The Investment Options are shown in the Contract Schedule.

Issue Date
The first day of this contract. It is also the date when the first Contract Year begins. The Issue Date is shown in the Contract Schedule and determines the Contract Anniversaries, and the beginning of each Contract Year.

Joint Annuitant
A contract may have Joint Annuitants. If Joint Annuitants are named, Annuity Payments will be based on the lives of both Joint Annuitants.

Joint Owner
A contract may be owned by Joint Owners. Joint Owners have equal contract ownership rights and both Joint Owners must authorize the exercise of these rights unless otherwise allowed by us. If Joint Owners are named, all references to Owner shall mean Joint Owners.

Net Asset Value
The value of a share of the underlying Investment Options, less any investment management and portfolio administration fees and expenses, as of the close of trading on a Business Day.

Partial Annuitization
The application of a portion of the Adjusted Contract Value to variable Annuity Payments according to the Annuity Provisions in this contract and/or any attached endorsements or riders.

Payee
The person to whom Annuity Payments are made payable.

Premium Tax
Any premium taxes owed by the Company to any governmental entity. We assess value equivalent to that tax against Purchase Payments or Contract Value.

Purchase Payment
Any payment made toward this contract.

Service Center
The office shown in the Contract Schedule of this contract. All notices, requests and Purchase Payments must be sent to the Service Center.

Traditional Annuity Payment
The payment to the Payee made under the Annuity Provision in this contract. Traditional Annuity Payments reflect the Investment Option performance during the Annuity Phase. Traditional Annuity Payments are not guaranteed as to dollar amount.

Traditional Annuity Portion
The part of the Adjusted Contract Value that you applied to Traditional Annuity Payments. If you take Partial Annuitizations under the traditional Annuity Options, you may have multiple Traditional Annuity Portions.

Valuation Period
The period commencing at the close of business of the New York Stock Exchange on each Business Day and ending at the close of business for the next succeeding Business Day.

Variable Account
A separate account maintained by us in which a portion of our assets have been allocated for this contract and certain other contracts. The Variable Account is shown in the Contract Schedule.


                                       5
L40527

                                   OWNERSHIP
--------------------------------------------------------------------------------

Assignment of this Contract
You may assign or transfer all or specific ownership rights of this contract. An Authorized Request specifying the terms of an assignment of this contract must be provided to the Service Center and approved by us. We will record your assignment. We will not be responsible for its validity or effect, including tax consequences, nor will we be liable for actions taken on payments made before we receive and record the assignment. Any assignment made after the death benefit has become payable will be valid only with our consent. If this contract is assigned, your rights may only be exercised with the consent of the assignee of record.

Change of Ownership
You may change ownership of this contract to a new Owner at any time subject to our approval. The change is effective as of the date the Authorized Request is signed, subject to our underwriting guidelines at the time of the request. We are not liable for any actions taken before receiving the request. A change of ownership will automatically revoke any prior designation of Owner. A change of ownership does not change the existing designated Annuitant(s) unless the new Owner requests a change of Annuitant(s) by providing an Authorized Request. A change of ownership also does not change the existing designated Beneficiary(ies) unless the new Owner requests a change of Beneficiary(ies) by providing an Authorized Request.
We will not be responsible for any tax consequence of any such change.

Non-Individual Owners
If the Owner is a non-individual, the Age of the Annuitant(s) will be used to determine any death benefit or income benefit.
For purposes of any endorsement and/or rider, reference to death benefits, income benefits, or the surrender or withdrawal provisions, any use of the term non-natural owner is replaced with the term non-individual.

Change of Annuitant
You may change the Annuitant at any time before the Income Date by an Authorized Request, unless the Owner is a non-individual. You may not request a change of the Annuitant if a non-individual is the Owner of this contract.

Change of Beneficiary
Subject to the the rights of any irrevocable Beneficiary(ies), you may change the primary Beneficiary(ies) or contingent Beneficiary(ies) at any time before your death. You may change the named Beneficiary(ies) by providing an Authorized Request. The change will take effect as of the date the Authorized Request is signed. If the Authorized Request reaches our Service Center after the Owner dies but before any payment is made, the change will be valid. We will not be liable for any payment made or action taken before the Service Center records the change.


                                       6
L40527

PURCHASE PAYMENTS
--------------------------------------------------------------------------------
Purchase Payments
The initial Purchase Payment is due on the Issue Date. We reserve the right to decline any Purchase Payment. The Initial Purchase Payment, Minimum Additional Purchase Payment and the Maximum Total Purchase Payments allowed are shown in the Contract Schedule.

No Default
Unless you make a request for a full withdrawal, this contract remains in force and will not be in default if you do not make additional Purchase Payments.

Allocation of Purchase Payments
Purchase Payments are allocated to one or more of the Investment Options in accordance with your selection. The allocation of the initial Purchase Payment is made in accordance with your selection made on the Issue Date. Unless you inform us otherwise, additional Purchase Payments are allocated in the same manner as the initial Purchase Payment. However, we reserve the right to allocate the initial Purchase Payment to the Money Market Investment Option until the expiration of the Right to Examine period.

All allocations of Purchase Payments are subject to the Allocation Guidelines shown in the Contract Schedule. We guarantee that you will be allowed to select at least three Investment Options for such allocations.


VARIABLE ACCOUNT
--------------------------------------------------------------------------------

Variable Account
The Variable Account is shown in the Contract Schedule. It consists of assets we have set aside and have kept separate from the rest of our assets and those of our separate accounts. The assets of the Variable Account, equal to reserves and other liabilities of your contract and those of other Owners, will not be charged with liabilities arising out of any other business we may conduct.

The Variable Account assets are divided into Investment Options as shown in the Contract Schedule. We may add, substitute, or remove Investment Options shown in the Contract Schedule.

We may limit further purchase in an Investment Option, or substitute subaccount Accumulation Units of another Investment Option for the Investment Option you already selected, subject to the requirements of applicable law.

Valuation of Assets
Assets of the subaccounts of the Investment Options will be valued at their Net Asset Value on each Business Day, except when an Investment Option does not value its shares.

Accumulation Units
The Purchase Payments you allocate to the Investment Options are placed into subaccounts. Each subaccount invests exclusively in one Investment Option. Accumulation Units shall be used to account for all amounts allocated to or withdrawn from the Investment Options as a result of Purchase Payments, withdrawals, transfers, or fees and charges.

The number of subaccount Accumulation Units are determined by dividing the amount allocated to, or the amount withdrawn from, the subaccount of an Investment Option by the dollar value of one subaccount Accumulation Unit as of the end of the Valuation Period during which the transaction is processed at the Service Center.

Purchase Payments, withdrawals and transfers from or to the subaccount of an Investment Option will result in the addition or cancellation of subaccount Accumulation Units.



                                       7
L40527

--------------------------------------------------------------------------------
Accumulation Unit Value
The subaccount Accumulation Unit value was initially arbitrarily set. Subsequent subaccount Accumulation Unit values are determined by multiplying the subaccount Accumulation Unit value for the immediately preceding Valuation Period by the net investment factor for the Investment Option for the current period.

The subaccount Accumulation Unit value may increase or decrease from Valuation Period to Valuation Period.

Net Investment Factor
The net investment factor for a subaccount is determined by dividing (a) by (b) and multiplying the result by (1 (c)) where:

(a) is equal to the:
    (1) Net Asset Value of a subaccount at the end of the current Valuation Period;plus
    (2) any dividend or capital gains declared on behalf of the subaccount that hasan ex-dividend date within the current Valuation Period.
(b) is equal to the Net Asset Value of the subaccount for the immediately preceding Valuation Period.
(c) is equal to the:
    (1) the Valuation Period equivalent of the Mortality and Expense Risk Charge shown in the Contract Schedule; plus
    (2) a charge factor, if any, for any taxes or any tax reserve we have established as a result of the operation or maintenance of the Investment
        Option.

Mortality and Expense Risk Charge
Each Valuation Period we deduct a Mortality and Expense Risk Charge from the assets in the subaccount that is equal, on an annual basis, to the amount shown in the Contract Schedule. The Mortality and Expense Risk Charge compensates the Company for assuming the mortality and expense risks under this contract.

Mortality and Expense Guarantee
We guarantee that the dollar amount of each Annuity Payment after the first will not be affected by variations in mortality or expense experience.

Contract Value
The Contract Value for any Valuation Period is equal to the total dollar value accumulated under this contract in the subaccounts for each of the Investment Options. The Contract Value in the Variable Account is determined by multiplying the number of Accumulation Units in each subaccount by the subaccount Accumulation Unit value and then adding these results together.

Transfers
You may transfer all or a part of your interest in an Investment Option to another Investment Option. Transfer instructions apply equally to all portions of this contract. You cannot make transfers within only one part of this contract. We reserve the right to charge for transfers if the number of free transfers exceeds the amount shown in the Contract Schedule. All transfers are subject to the following criteria.

(a) The deduction of any Transfer Fee that we may impose is detailed in the Contract Schedule. We will deduct the Transfer Fee from the Investment Options from which you make the transfer. If you transfer the entire amount in the Investment Option, then we will deduct the Transfer Fee from the amount transferred. If you are transferring from multiple Investment Options, we will consider the transfer as a single transfer and we will deduct any Transfer Fee proportionately from the Investment Options if you transfer less than the entire amount in the accounts.
(b) We reserve the right to limit transfers until the expiration of the Right to Examine period.
(c) Any transfer direction must
clearly specify:
  (1) The amount you wish to transfer; and
  (2) The Investment Options that are to be affected.


                                       8
L40527

--------------------------------------------------------------------------------
Transfers (continued)
Your right to make transfers is subject to modification if we determine, at our sole discretion, that the exercise of the right by one or more Owners is, or would be, to the disadvantage of other Owners. Restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right which we consider to be to the disadvantage of other Owners, including rejecting a transfer request. A modification could be applied to transfers to or from one or more of the Investment Options, and could include, but is not limited to, the following.

(a) Requiring a minimum time period between each transfer.
(b) Limiting the frequency of transfers.
(c) Not accepting a transfer request from a representative acting on behalf of more than one Owner.
(d) Limiting the dollar amounts that an Owner may transfer between the Investment Options at any one time.
(e) Not accepting telephone
    transfer instructions or transfer instructions other than by U.S. mail.
(f) Prohibiting transfers into specific Investment Options.

We reserve the right to modify the transfer provisions subject to applicable state law at any time and without prior notice to any party.

If you elect to use this transfer privilege, we will not be liable for transfers made in accordance with your instructions. We will determine the number and value of the subaccount Accumulation Units as of the end of the Valuation Period during which the request for transfer is received at the Service Center.

Suspension or Deferral of Payments
The Company reserves the right to suspend or postpone payments from the Variable Account for a withdrawal or transfer for any period when:

(a) the New York Stock Exchange is closed, other than customary weekend and holiday closings;
(b) trading on the New York Stock Exchange is restricted;
(c) an emergency exists as a result of which disposal of the Investment Option shares is not reasonably practicable or we cannot reasonably value the Investment Option shares; or
(d) during any other period when the Securities and Exchange Commission, by order, so permits for the protection of Owners.

Applicable rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions described in (b) and (c) exist.


WITHDRAWALS
--------------------------------------------------------------------------------

Full and Partial Withdrawals
During the Accumulation Phase, you may, upon an Authorized Request, make a full or partial withdrawal of the Contract Value. Withdrawals will result in the cancellation of Accumulation Units from each subaccount of your selected Investment Options in the ratio that the value of each subaccount bears to the total Contract Value.

The Company will pay the amount of any withdrawal from the Variable Account within seven (7) days of receipt of an Authorized Request unless the Suspension or Deferral of Payments provision of this contract is in effect.

Withdrawal Charge
Upon a full or partial withdrawal of this contract, we may assess a Withdrawal Charge as shown in the Contract Schedule. Under certain circumstances, we allow withdrawals without the Withdrawal Charge as set forth in the Contract Schedule or any attached endorsements or riders.

Partial Withdrawal
The minimum Contract Value that must remain in this contract after a partial withdrawal is shown in the Contract Schedule. Any request for a partial withdrawal that would reduce the Contract Value below this minimum will be treated as a request for a full withdrawal.


                                       9
L40527

ANNUITY PROVISIONS
--------------------------------------------------------------------------------

Annuitization
We will base Annuity Payments on the investment allocations that are in place on the Income Date. Unless you designate another Payee, you will be the Payee of the Annuity Payments.

Traditional Annuity Payments will depend on the following criteria.

(a) The amount of Adjusted Contract Value applied to the Traditional Annuity Payments on the Income Date.
(b) Age of Annuitant and any Joint Annuitant on the Income Date. ( c) Gender/sex of the Annuitant and any Joint Annuitant in states where permitted.
(d) Annuity Option selected.
(e) The Assumed Investment Rate (AIR) and the mortality table specified in this contract.
(f) The future performance of the Investment Options selected.

Full Annuitizaton
You may apply all of the Adjusted Contract Value to variable Annuity Payments according to the Annuity Provisions in this contract and/or any attached endorsement or rider.

Partial Annuitization
The Annuitant must be the Owner for each Partial Annuitization. Partial Annuitizations are not allowed for contracts that have Joint Owners. We do not allow you to appoint Joint Annuitants for Partial Annuitizations.

You may apply only part of the Adjusted Contract Value to variable Annuity Payments according to the Annuity Provisions in this contract and/or any attached endorsements or riders. The frequency with which you can take Partial Annuitizations and the maximum number of Partial Annuitizations you can take is shown in the Contract Schedule.

A Partial Annuitization will decrease the amounts available for withdrawals, payments of the death benefit, and any additional Annuity Payments. Amounts applied to a Partial Annuitization and Annuity Payments made under a Partial Annuitization are not subject to a Withdrawal Charge.

The minimum amount you can apply to a Partial Annuitization is stated in the Contract Schedule. You cannot allocate additional Adjusted Contract Value to an existing stream of Annuity Payments. You also cannot transfer amounts allocated to a Traditional Annuity Portion back to the Accumulation Portion.



                                       10
L40527

--------------------------------------------------------------------------------

Annuity Units
On the Income Date, Annuity Units will be purchased as follows.

The initial Traditional Annuity Payment is equal to (a) divided by $1,000, with the result then multiplied by (b), where:
(a) is the amount of Adjusted Contract
   Value applied to Traditional Annuity Payments; and
(b) is the appropriate Traditional Annuity Payment amount for each $1,000 of value for the Annuity Option selected, as shown in the table in the Contract Schedule.

We allocate the initial Traditional Annuity Payment to the subaccounts based on the percentage of Contract Value in each subaccount on the Income Date. We determine the number of Annuity Units by dividing the amount of the initial Traditional Annuity Payment allocated to each subaccount by the Annuity Unit value on the Income Date. All calculations will appropriately reflect the Traditional Annuity Payment frequency selected.

On each subsequent Traditional Annuity Payment date, the total Traditional Annuity Payment is the sum of the Traditional Annuity Payments for each Investment Option. The Traditional Annuity Payment in each Investment Option is determined by multiplying the number of subaccount Annuity Units for the Investment Option by the subaccount Annuity Unit value.

On each subsequent Business Day, the value of a subaccount Annuity Unit is determined as follows.

First: The net investment factor is determined as described under the Net Investment Factor provision of this contract.

Second: The value of a subaccount Annuity Unit for a Valuation Period is equal to the value of the Annuity Unit for the immediately preceding Valuation Period multiplied by the net investment factor for the current Valuation Period then divided by the assumed net investment factor for the Valuation Period.

The assumed net investment factor is equal to one plus the AIR, adjusted to reflect the number of calendar days that have elapsed since the immediately preceding Business Day.

The AIR that we will use for Traditional Annuity Payments is shown in the Contract Schedule. A different value may be used with our permission.

Annuity Option Selection for Traditional Annuity Payments

This contract provides for Traditional Annuity Payments under one of the following Annuity Options. The Company may make available other payment options. You can select an Annuity Option by an Authorized Request. You may select and/or change the Annuity Option by an Authorized Request, at least 30 days before any Income Date.

Default Annuity Option for Traditional Annuity Payments

If no Annuity Option is selected, variable Annuity Option 2, which is a life annuity with period certain, 120 monthly payments guaranteed, will be automatically applied.

Option 1  Life Annuity
We will make monthly Traditional Annuity Payments during the life of the Annuitant, ceasing with the last Traditional Annuity Payment due before the Annuitants death.



                                       11
L40527

--------------------------------------------------------------------------------
Option 2 Life Annuity With Monthly Payments Over 10, 15 or 20 Years Guaranteed We will make monthly Traditional Annuity Payments during the life of the Annuitant. If you take one single Full Annuitization and the Annuitant dies before the end of the selected guaranteed period, we will continue to make payments to the Payee for the rest of the guaranteed period.

Alternatively, the Owner may elect to receive a lump sum payment. Under a Partial Annuitization, if the Annuitant dies before the end of the selected guaranteed period, we will make a lump sum payment to the Beneficiary. The lump sum payment is equal to the present value of the remaining guaranteed monthly Traditional Annuity Payments, as of the date we receive proof of the Annuitants death and a payment election form at our Service Center. We base the remaining guaranteed monthly Traditional Annuity Payments on the current value of the Annuity Units and we use the AIR to calculate the present value. We require proof of the Annuitants death and return of this contract before we will make any lump sum payment.

Option 3- Joint and Last Survivor Annuity
Under this option we will make monthly Traditional Annuity Payments during the joint lifetime of the Joint Annuitants. Upon the death of one Joint Annuitant, payments will continue during the lifetime of the surviving Joint Annuitant at a level of 100%, 75% or 50% of the previous amount, as selected by the Owner. Monthly Traditional Annuity Payments will stop with the last payment that is due before the last surviving Joint Annuitants death.

This Annuity Option is not available for Partial Annuitization.

Option 4 Joint and Last Survivor Annuity With Monthly Payments Over 10, 15 or 20 Years Guaranteed Under this option we will make monthly Traditional Annuity Payments during the joint lifetimes of the Joint Annuitants. Upon the death of one Joint Annuitant, payments will continue to the Payee during the lifetime of the surviving Joint Annuitant at 100% of the amount that was paid when both Joint Annuitants were alive. However, if the last Joint Annuitant dies before the end of the selected guarantee period, we will continue to make Traditional Annuity Payments to the Payee for the rest of the guarantee period.

Alternatively, the Owner may elect to receive a lump sum payment equal to the present value of the remaining guaranteed monthly Traditional Annuity Payments, as of the date we receive proof of the last surviving Joint Annuitants death at the Service Center. We base the remaining guaranteed monthly Traditional Annuity Payments on the current value of the Annuity Units and we use the AIR to calculate the present value. We require proof of death of both Joint Annuitants and return of this contract before we will make any lump sum payment.


Option 5  Refund Life Annuity
This Annuity Option is not available for Partial Annuitization.

We will make monthly Traditional Annuity Payments during the lifetime of the Annuitant, and the last payment will be the one due before the Annuitants death. After the Annuitants death, the Payee may receive a lump sum refund. The amount of the refund will depend on the current Investment Option allocation and will be the sum of refund amounts attributable to each Investment Option. We calculate the refund amount for a given Investment Option using the formula of
(1) x {[(2) x (3) x (4)/(5)] [(4) x (6)]}, where:

(1) equals the Annuity Unit value of the subaccount for that given Investment Option when due proof of the Annuitants death is received at the Service Center;
(2) equals the amount applied to variable Traditional Annuity Payments on the Income Date;
(3) equals the allocation percentage in a given subaccount, in decimal form, when due proof of the Annuitants death is received at the Service Center;
(4) equals the number of Annuity Units used in determining each Traditional Annuity Payment attributable to that given subaccount when due proof of the Annuitants death is received at the Service Center;
(5) equals the dollar
value of first Traditional Annuity Payment; and
(6) equals the number of Traditional Annuity Payments made since the Income
Date.

We will base this calculation upon the allocation of Annuity Units in-force at the time due proof of the Annuitants death is received at the Service Center. If the total refund determined using the above calculation is less than or equal to zero, no refund payment is due.



                                       12
L40527

DEATH BENEFIT
--------------------------------------------------------------------------------
Payment of Death Benefit During the Accumulation Phase
The Company will require due proof of death, selection of the death benefit payment option, and any required governmental forms before any death benefit is paid. Due proof of death will be any one of the following.

(a) A certified death certificate.
(b) A certified decree of a court of competent jurisdiction as to the finding of death.
(c) Any other proof satisfactory to the Company.

All death benefits will be paid in accordance with applicable law or regulations governing death benefit payments.

Death of Owner During the Accumulation Phase
Upon the death of a single Owner during the Accumulation Phase, we will pay a death benefit to the Beneficiary. If the Owner took a Partial Annuitization, the death benefit payment must be distributed within five years of the date of his or her death and, therefore, death benefit payment Option C, which allows for payments of the death benefit under a traditional Annuity Option over the lifetime of the Beneficiary, will not be available. Upon the death of any Joint Owner, if the surviving Joint Owner is the spouse of the decedent, the surviving Joint Owner becomes the sole Owner and he or she may elect to receive the death benefit or to continue the contract as indicated in the Spousal Continuation provision in this contract. Upon the death of any Joint Owner, if the surviving Joint Owner is not the spouse of the decedent, we will consider the surviving Joint Owner to be the primary Beneficiary. Any other Beneficiary designation will be treated as a contingent Beneficiary unless otherwise indicated in an Authorized Request.

Spousal Continuation During the Accumulation Phase
Upon the death of a single Owner where the sole Beneficiary is the spouse of the decendent, or upon the death of a Joint Ownere where the surviving Joint Owner is the spouse of the decendent, the spouse may elect to continue this contract in his or her own name and exercise all the Owners rights under this contract. An Authorized Request by the spouse to continue the contract must be made to the Service Center before we pay the death benefit. In this event, the Contract Value for the Valuation Period during which this election is implemented will be adjusted to equal the death benefit.

Death of Annuitant During the Accumulation Phase
If the decedent was not an Owner, we will not pay a death benefit. The Owner can name a new Annuitant subject to our approval. However, if the Owner is a non-individual, we will treat the death of the Annuitant as the death of the Owner, we will pay a death benefit to the Beneficiary, and another Annuitant cannot be named.

Death Benefit Amount During the Accumulation Phase
The death benefit will be the Adjusted Contract Value determined as of the end of the Valuation Period during which we receive both due proof of death and an election of the death benefit payment option.

Any part of the death benefit amount that had been invested in the Variable Account remains in the Variable Account until distribution begins. From the time the death benefit is determined until complete distribution is made, any amount in the Variable Account will be subject to investment risk, which is borne by the Beneficiary.



                                       13
L40527

--------------------------------------------------------------------------------
Death Benefit Payment Options During the Accumulation Phase
If the Owner has not previously designated a death benefit payment option, a Beneficiary must request that the death benefit be paid by one of the payment options below.

Option A - A lump sum payment of the death benefit.

Option B - The payment of the entire death benefit within five years of the date of the death of the Owner or any Joint Owner.

Option C - Payment of the death benefit as a Traditional Annuity Payment under an Annuity Option over the lifetime of the Beneficiary; or over a period not extending beyond the life expectancy of the Beneficiary with distribution beginning within one year of the date of death of the Owner or any Joint Owner. This option is not available if you took a Partial Annuitization.

Any portion of the death benefit not applied to Traditional Annuity Payments under an Annuity Option within one year of the date of the Owners death must be distributed within five years of the date of death.

If a lump sum payment is requested, the amount from the Variable Account will be paid within seven days of receipt of due proof of death and an election for the death benefit payment option, including any required governmental forms, unless the Suspension or Deferral of Payments provision in this contract is in effect.

Death Benefit Payment Options During the Accumulation Phase

If the Owner has not previously designated a death benefit payment option, a Beneficiary must request that the death benefit be paid by one of the payment options below.

Option A - A lump sum payment of the death benefit.
Option B - The payment of the entire death benefit within five years of the date of the death of the Owner or any Joint Owner.
Option C - Payment of the death benefit as a Traditional Annuity Payment under an Annuity Option over the lifetime of the Beneficiary; or over a period not extending beyond the life expectancy of the Beneficiary with distribution beginning within one year of the date of death of the Owner or any Joint Owner. This option is not available if you took a Partial Annuitization.

Any portion of the death benefit not applied to Traditional Annuity Payments under an Annuity Option within one year of the date of the Owners death must be distributed within five years of the date of death.

If a lump sum payment is requested, the amount from the Variable Account will be paid within seven days of receipt of due proof of death and an election for the death benefit payment option, including any required governmental forms, unless the Suspension or Deferral of Payments provision in this contract is in effect.

Death of Owner and/or Annuitant During the Annuity Phase
Upon the death of a single Owner, the Beneficiary becomes the Owner. Upon the death of any Joint Owner, the surviving Joint Owner becomes the sole Owner.

If the decedent was not an Annuitant, we will not pay a death benefit and Traditional Annuity Payments to the Payee will continue.

If the decedent was an Annuitant and there is a surviving Joint Annuitant, Traditional Annuity Payments to the Payee will continue during the lifetime of the Joint Annuitant. We will not pay a death benefit.

If the decedent was the only Annuitant, Traditional Annuity Payments will continue as provided for in the selected Annuity Option. We will not pay a death benefit under Annuity Options 1 through 4. However, there may be a lump sum refund due to the Payee under Annuity Option 5. After all Traditional Annuity Payments or lump sum refunds have been paid, all Traditional Annuity Portions of the contract will terminate.



                                       14
L40527

GENERAL PROVISIONS
--------------------------------------------------------------------------------
Entire Contract
We have issued this contract in consideration of the initial Purchase Payment. This contract, any attached application, endorsements, or riders, together are the entire contract.

Incontestability of this Contract

We will not contest this contract.

Misstatement of Age or Gender/Sex
We may require proof of Age of the Annuitant before making any life contingent Annuity Payment provided for by the Entire Contract provision. If there is a misstatement of the Annuitants Age or gender/sex, we will adjust the Annuity Payments to the amount that would have been provided at the correct Age or gender/sex. Once Annuity Payments have begun, any underpayments will be made up in one sum with the next Annuity Payment, and overpayments will be deducted from the future Annuity Payments until the total is repaid.

Annual Report
We will send you a report at least once each calendar year showing the Contract Value. This report will be sent to your last known address.

No Dividends are Payable
This is a nonparticipating contract. This contract does not participate in our profits or surplus.

Modification of Contract
This contract may be modified by us in order to maintain compliance with state and federal law. This contract may be changed or altered only by our President or our Secretary. A change or alteration will be made in writing.

Income Date
The Income Date can be selected at contract issue. The Income Date must fall on either the first or 15th day of a calendar month. If an Income Date was not selected at contract issue, a default date is shown in the Contract Schedule. You can make an Authorized Request for a different Income Date after the Issue Date, however, any such request is subject to our approval.

The Income Date will not be later than the first day of the calendar month following the later of the Annuitants 90th birthday, or 10 years from the Issue Date. The Income Date will not be later than what is permitted by applicable state or federal law. In order for Annuity Payments to begin, you must provide an Authorized Request.

Taxes
Taxes paid to any governmental entity will result in an amount equivalent to the tax charged against the Contract Value. We will, in our sole discretion, determine when taxes have resulted from: the investment experience of the Variable Account; receipt by us of the Purchase Payment(s); or commencement of Annuity Payments. We may, at our discretion, pay taxes when due and deduct that amount from the Contract Value at a later date. Payment at an earlier date does not waive any right we may have to deduct amounts at a later date.

We reserve the right to establish a provision for federal income taxes if we determine, in our sole discretion, that we will incur a tax as a result of the operation of the Variable Account. We will deduct for any income taxes incurred as a result of the operation of the Variable Account whether or not there was a provision for taxes and whether or not it was sufficient. We will deduct any withholding taxes required by applicable law.

Protection of Proceeds
No Beneficiaries may commute, encumber, alienate or assign any payments under this contract before they are due. To the extent permitted by law, no payments will be subject to the debts, contracts or engagements of any Beneficiaries or to any judicial process to levy upon or attach the same for payment thereof.

Evidence of Survival
Where any benefits under this contract are contingent upon the recipient being alive on a given date, we may require proof satisfactory to us that the condition has been met.


ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
[5701 Golden Hills Drive]
[Minneapolis, MN 55416-1297]


L40527                                    15



             INDIVIDUAL FLEXIBLE PAYMENT VARIABLE DEFERRED ANNUITY
                               NON-PARTICIPATING